Exhibit 10.1
Form of Base Call Option Transaction Confirmation
[Dealer]1
[                    ]
[                    ]
[                    ]
March 23, 2010

To: Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, CA 92610-2831
Attention:	Chief Financial Officer
Telephone No.:	(949) 614-1740
Facsimile No.:	(949) 614-1930
Re: Base Call Option Transaction
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [                    ] (“Dealer”) and Kaiser Aluminum Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated March 23, 2010 (the “Offering Memorandum”) relating to the 4.5% Cash Convertible Senior Notes due April 1, 2015 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 175,000,000 pursuant to an Indenture to be dated March 29, 2010 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws

[1]	On March 23, 2010, Kaiser Aluminum Corporation entered into an agreement in substantially the form hereof with each of Bank of America, N.A. (“BofA”), JPMorgan Chase Bank, National Association (“JPM”) and Wells Fargo Bank, National Association (“Wells”).

of the State of New York as the governing law (without reference to choice of law doctrine, other than Title 14 of the New York General Obligations Law)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty (other than this Confirmation) pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	March 23, 2010

Option Style:	"Modified American", as described under "Procedures for Exercise" below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol "KALU").

Number of Options:	150,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[BofA, 33.00%; JPM, 40.00%; and Wells, 27.00%]

Option Entitlement:	A number equal to the product of the Applicable Percentage and 20.6949.

Strike Price:	USD 48.3210

Premium:	USD [BofA, 9,578,250.00; JPM, 9,930,581.80; and Wells, 7,400,781.00]

Premium Payment Date:	March 29, 2010

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 10.05 and Section 10.06 of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 10.02(a) of the Indenture.

Free Convertibility Date:	January 1, 2015

Expiration Time:	The Valuation Time

Expiration Date:	April 1, 2015, subject to earlier exercise, as described under “Automatic Exercise” below.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need specify only the number of such Options.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	Cash Settlement

Cash Settlement:	In lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date, the Option Cash Settlement Amount in respect of any Option exercised or deemed exercised hereunder. In no event will the Option Cash Settlement Amount be less than zero.

Option Cash Settlement Amount:	In respect of any Option exercised or deemed exercised, an amount in cash equal to the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Option, of (A)(x) the Option Entitlement on such Valid Day multiplied by (y)(1) the Relevant Price on such Valid Day less (2) the Strike Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”; provided, further that if any Option is exercised or deemed exercised in connection with the conversion of a Convertible Note for which Counterparty is required to increase the Conversion Rate (as defined in the Indenture) pursuant to Section 10.06 of the Indenture, then, notwithstanding the foregoing, the Option Cash Settlement Amount for such Option will equal an amount of cash equal to the lesser of (i) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Option, of (A)(x) the sum of (1) the Option Entitlement that would be in effect on such Valid Day but for the event requiring Counterparty to increase the Conversion Rate (as defined in the Indenture) pursuant to Section 10.06 of the Indenture and (2)(I) the Applicable Percentage multiplied by (II) the increase in the Conversion Rate (as defined in the Indenture) that Counterparty is required to make for such Convertible Note pursuant to Section 10.06 of the Indenture multiplied by (y)(1) the Relevant Price on such Valid Day less (2) the Strike Price, divided by (B) the number of Valid Days in the Settlement Averaging Period, and (ii) the amount, as determined by the Calculation Agent, that would be payable by Dealer to Counterparty pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party (except that, for purposes of determining such amount, (x)

the Number of Options shall be deemed to equal one (1) and (y) such amount payable will be determined as if Section 10.06 of the Indenture were deleted).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange, if any, on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market, if any, on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page KALU.UQ <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, determined, using a volume-weighted method, by the Calculation Agent).

Settlement Averaging Period:	For any Option:
(i)	if the related Conversion Date occurs prior to the Free Convertibility Date, the 50 consecutive Valid Days commencing on, and including, the third Valid Day following such Conversion Date; or

(ii)	if the related Conversion Date occurs on or following the Free Convertibility Date, the 50 consecutive Valid Days commencing on, and including, the 52nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the date cash will be paid under the terms of the Indenture with respect to the conversion of the Convertible Note related to such Option.

Settlement Currency:	USD

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a "Potential Adjustment Event" means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment to the Conversion Rate (as defined in the Indenture) of the Convertible Notes.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Sections 10.04(g) and 10.04(h) of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner.

Dilution Adjustment Provisions:	Sections 10.04(a), 10.04(b), 10.04(c), 10.04(d), 10.04(e), 10.04(g), 10.04(h) and 10.04(i) of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a ”Merger Event“ means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 10.07 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Clause (i) of the definition of “Fundamental Change” contained in Section 1.01 of the Indenture.

Consequence of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event),

Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby modified by inserting in the third line thereof, after the words “to terminate the Transaction”, the following words:

“or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer; provided that all determinations made by the Calculation Agent shall be made in a good faith and in a commercially reasonable manner. Following any calculation made hereunder by the Calculation Agent, Counterparty may request that the Calculation Agent deliver to Counterparty, at an email address specified by Counterparty, a report displaying in reasonable detail the basis for such calculation. Upon receipt of such request, the Calculation Agent will provide such a report to Counterparty by e-mail to the e-mail address provided by Counterparty; provided, however, that in no event will the Calculation Agent be obligated to provide to Counterparty any proprietary models used by it or any other party.
5. Account Details.
(a)	Account for payments to Counterparty:

[ ]

(b)	Account for payments to Dealer:

[ ]
6. Offices.
(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [ ]

[ ]
7. Notices.
(a)	Address for notices or communications to Counterparty:

To: Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, CA 92610-2831
Attention:	Chief Financial Officer
Telephone No.:	(949) 614-1740
Facsimile No.:	(949) 614-1930

(b)	Address for notices or communications to Dealer:

[ ]
Attention:	[Title of contact]
Telephone No:	[ ]
Facsimile No:	[ ]
8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of March 23, 2010 between Counterparty and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated as representatives of the several Initial Purchasers party thereto, are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:
(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(12)(C) of the Commodity Exchange Act).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.
9.	Other Provisions.
(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Counterparty Repurchases; Repurchase Notices.
(i)	On the Trade Date, until J.P. Morgan Securities Inc. informs Counterparty that the Excluded Repurchase (as defined below) has been completed, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction or any other substantially similar transactions that are entered into by Counterparty contemporaneously with the Transaction purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares except through the Excluded Repurchase. “Excluded Repurchase” means any privately negotiated, off-market purchase of Shares effected by Counterparty through J.P. Morgan Securities Inc. from the purchasers of the Convertible Notes.

(ii)	Counterparty shall, on any day on which Counterparty effects any repurchase of Shares other than an Excluded Repurchase, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [BofA, 17.4700; JPM, 17.7342; and Wells, 17.1447] million (in the case of the first such notice) or (ii) thereafter more than [BofA, 0.0873; JPM, 0.0886; and Wells, 0.0857] million (each number as adjusted by the Calculation Agent on account of stock splits and similar events) less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.
(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.
(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:
(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(l) or 9(p) of this Confirmation;

(B)	Any Transfer Options shall be transferred or assigned only to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
(ii)	Dealer may, with prompt notice to Counterparty, but without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party that, on the date of such transfer or assignment, (A) represents in writing to Dealer (I) that its “Percentage Stock Ownership” (as determined in accordance with Section 4(d)(10) of Article IV of the Charter, which determination will be made both before and after giving effect to any applicable Prospective Change of Article IV Law) is not, and, after such transfer, will not be, 4.5% or more and (II) that it does not, and, after such transfer, will not, “beneficially own” (within the meaning of Section 13) 4.5% or more of the Shares outstanding; (B) acknowledges in writing to Dealer that it will be bound by the terms of this Confirmation, including, without limitation, the provisions of Section 9(s); and (C) has a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (x) the credit rating of Dealer at such time and (y) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”) or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. If, at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable, after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or any other law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.
(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
(f)	[Boilerplate agency provision of Dealer, if applicable.]

(g)	Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.24 per Share per quarter. Upon any adjustment to the Initial Dividend Threshold (as defined in the Indenture) for the Convertible Notes pursuant to the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(h)	Additional Termination Events. Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01(a) of the Indenture and the principal amount of the Convertible Notes becomes due and payable under the indenture, then the occurrence of such declaration of acceleration shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(i)	Amendments to Equity Definitions.
(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.
(j)	Setoff. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer (and only Dealer) shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash, against any obligation Counterparty may have to Dealer under any other agreement between Dealer and Counterparty (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Dealer shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained. For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 9(j), in the event of bankruptcy or liquidation of either Counterparty or Dealer neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(l)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.
(m)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(n)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(o)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(p)	Notice of Certain Other Events. Counterparty covenants and agrees that:
(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment.
(q)	Early Unwind. In the event the sale of the “Underwritten Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer the opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and

Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(r)	Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(s)	Article IV of Counterparty’s Charter.
(i)	Counterparty acknowledges and represents to Dealer, with the knowledge and approval of Counterparty’s Board of Directors acting pursuant to Section 4(c) of Article IV of Counterparty’s certificate of incorporation (the “Charter”), that during the period commencing on the Trade Date and ending on the 180th Exchange Business Day following the Expiration Date (the “Relevant Period”), the Counterparty and its Board of Directors shall interpret Section 4(d)(9) of Article IV of the Charter (or any successor provision) so as not to include (x) Dealer or any of its affiliates or (y) any person transacting with Dealer or any of its affiliates that has not filed a Schedule 13D or Schedule 13G (or any successor form) under Section 13 of the Exchange Act and the rules promulgated thereunder (“Section 13”) with respect to its ownership of Shares, unless and until either:
(x)	the Dealer Group (as defined below) “beneficially owns” (within the meaning of Section 13) 5.00% or more of the Shares outstanding; or

(y)
(A)   one of the following occurs that affects Treasury Regulation 1.382-2T(g), (h), (j) and (k) or any successor provisions or the definition of “beneficial ownership” (within the meaning of Section 13) or any successor provision:

(I)	the adoption or taking effect of any law, rule, regulation or treaty;

(II)	any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority; or

(III)	the making or issuance of any request, guideline or directive (whether or not having the force of law) by any governmental authority;
in each case, that either Counterparty or Dealer, after consultation with counsel, reasonably determines (a) imposes an obligation to publicly report ownership of Shares in a manner that would expose Dealer Group to the risk of being required to publicly report, at some point during the Relevant Period, even if the Dealer Group “beneficially owns” (within the meaning of Section 13 as currently in effect) less than 5.00% of the Shares outstanding, ownership (however defined) of 5.00% or more of the Shares outstanding or (b) is otherwise inconsistent with the interpretation of Section 4(d)(9) of Article IV of the Charter set forth above (a “Change of Article IV Law”);

(B)	such Change of Article IV Law becomes effective; and

(C)	Dealer’s “Percentage Stock Ownership” (as determined in accordance with Section 4(d)(10) of the Charter, after giving effect to such Change of Article IV Law) is equal to or exceeds 5.00% of the Shares outstanding such that Dealer becomes a “Five-Percent Shareholder” (under Section 4(d)(9) of Article IV of the Charter, after giving effect to such Change of Article IV Law).
In the event that Counterparty or Dealer makes a determination contemplated by clause (A) above, it shall provide written notice of such determination to the other party as promptly as practicable (a “Change in Article IV Law Notice”).
(ii)	Dealer shall use its good faith reasonable efforts:
(x)	at any time the Dealer Group “beneficially owns” (within the meaning of Section 13) more than 3.00% of the Shares outstanding, to engage in hedging activities with respect to the Transaction that do not involve the “beneficial ownership” (within the meaning of Section 13) of Shares to the fullest extent commercially reasonable;

(y)	not to permit the Notice Percentage (as defined below) to equal or exceed 5.00% or any Notice Percentage specified in an Agreed Waiver (as defined below); and

(z)	to provide Counterparty with a prompt written notice that the Notice Percentage has become equal to or greater than 4.5% or any Notice Percentage specified in any Agreed Waiver (an “Excess Ownership Notice”);
provided that Dealer shall not have any liability to Counterparty or any other person asserting claims on behalf of or in right of Counterparty if, notwithstanding its good faith reasonable efforts, the Notice Percentage does equal or exceed 5.00% or any other Notice Percentage specified in any Agreed Waiver or it fails to timely provide Counterparty with an Excess Ownership Notice; provided further, however, that, if the Notice Percentage does equal or exceed 5.00% or any other Notice Percentage specified in any Agreed Waiver, then, subject to any Agreed Waiver, all provisions of Section 4 of Article IV of the Charter shall apply to the transaction in which the Notice Percentage became equal to or greater than 5.00% or the Notice Percentage specified in an Agreed Waiver, and to all transactions of Dealer involving Company Securities (as defined in the Charter) occurring thereafter.

(iii)	(x) Within five Business Days following its receipt from Dealer or its delivery to Dealer of a Change of Article IV Law Notice relating to a Prospective Change of Article IV Law (as defined below) or (y) within five Business Days following the receipt by Counterparty of an Excess Ownership Notice, Counterparty may, at its option, either:
(A)	provide notice to Dealer that it is electing to have clause (iv) below apply thereto (an “Excess Ownership Transfer Election Notice”); or

(B)	provide to Dealer a written approval of Counterparty’s Board of Directors, adopted pursuant to Section 4(a)(2)(A) of Article IV of the Charter, exempting transactions by Dealer involving Company Securities from the application of Section 4(a)(1) of Article IV of the Charter or otherwise concluding that Section 4(a)(1) of Article IV of the Charter does not apply to such transactions, in any case to the extent and on the terms set forth therein, with such approval to be in form and substance reasonably satisfactory to Dealer (an “Agreed Waiver”).

(iv)	Upon receipt by Dealer of an Excess Ownership Transfer Election Notice, Dealer shall use commercially reasonable efforts to transfer, on pricing terms reasonably acceptable to Dealer and within a reasonable time period, a portion of its rights and obligations under the Transaction that would (x) in the case of a Prospective Change of Article IV Law, decrease its “Percentage Stock Ownership” (as determined in accordance with Section 4(d)(10) of Article IV of the Charter, after giving effect to the Prospective Change of Article IV Law) to a level, which may be less than 4.00%, that Dealer determines in good faith and in a commercially reasonable manner will ensure that its “Percentage Stock Ownership” (as determined in accordance with Section 4(d)(10) of Article IV of the Charter, after giving effect to the Prospective Change of Article IV Law) will not exceed 4.00% at any point during the Relevant Period (taking into account in connection with any such determination commercially reasonable hedging strategies, if any, that do not affect “Percentage Stock Ownership” (as determined in accordance with Section 4(d)(10) of Article IV of the Charter, after giving effect to the Prospective Change of Article IV Law)) and (y) in the case of an Excess Ownership Notice, decrease the Notice Percentage to no more than 4.00% (the “Excess Portion”), to any third party that:
(A)	represents in writing to Dealer (I) in the case of a Prospective Change of Article IV Law, that its “Percentage Stock Ownership” (as determined in accordance with Section 4(d)(10) of Article IV of the Charter, before and after giving effect to the Prospective Change of Article IV Law) is not, and, after such transfer, will not be, 4.5% or more and (II) in the case of an Excess Ownership Notice, that it does not, and, after such transfer, will not, “beneficially own” (within the meaning of Section 13) 4.5% or more of the Shares outstanding;

(B)	acknowledges in writing to Dealer that it will be bound by the terms of this Confirmation, including, without limitation, the provisions of this Section 9(s); and

(C)	has a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (x) the credit rating of Dealer at such time and (y) A- by S&P or A3 by Moody’s or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer
(the conditions in clauses (A) through (C), the “Transferee Eligibility Conditions”).

(v)	If Counterparty fails to timely deliver an Excess Ownership Transfer Election Notice or an Agreed Waiver and Dealer reasonably determines, after consultation with counsel, that transactions by it could be restricted by Section 4(a)(1) of Article IV of the Charter because the then-existing Notice Percentage or a Prospective Change of Article IV Law make the occurrence of an event described in clause (i)(x) or (y) above reasonably possible, Dealer may unilaterally decide to use commercially reasonable efforts to transfer the Excess Portion to any third party that satisfies the Transferee Eligibility Conditions on pricing terms reasonably acceptable to Dealer and within a reasonable time period.

(vi)	If Dealer is unable to effect a transfer contemplated under clause (iv) or (v) above, then Dealer shall (in the case of clause (iv) above) or may (in the case of clause (v) above) designate any Exchange Business Day as an Early Termination Date with respect to the Excess Portion. In the event that Dealer so designates an Early Termination Date with respect to the Excess Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Options underlying the Excess Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Excess Portion were the sole Affected Transaction.

(vii)	Upon and following the occurrence of a Change of Article IV Law other than a Prospective Change of Article IV Law (an “Immediate Change of Article IV Law”), unless Counterparty grants Dealer an Agreed Waiver, Dealer may terminate the Excess Portion, if any, in the manner contemplated in clause (vi) above; provided that, unless Counterparty and Dealer otherwise agree, notwithstanding Section 4(a)(1) of Article IV of the Charter to the extent it might be applicable, Counterparty shall purchase from Dealer at the prevailing market prices any Shares, securities or derivatives that Dealer or any of its affiliates may want to sell in connection with the unwind of its hedge positions in respect of the Excess Portion.

(viii)	For the purposes of this Section 9(s):
(x)	“Dealer Group” means collectively Dealer and each person subject to aggregation of Shares with Dealer for purposes of determining “beneficial ownership” under Section 13;

(y)	the “Notice Percentage” means, as of any day, the fraction, expressed as a percentage, (x) the numerator of which is the number of Shares that the Dealer Group “beneficially owns” (within the meaning of Section 13) and (y) the denominator of which is the number of Shares outstanding; and

(z)	“Prospective Change of Article IV Law” means, with respect to any Change of Article IV Law Notice, a Change of Article IV Law identified therein that has not become effective as of the date of such Change of Article IV Law Notice and will not become effective within 10 Business Days following such date.
(ix)	Counterparty shall indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, arising out of (x) any action by Dealer in reliance on clause (i) above and (y) any Immediate Change of Article IV Law, and shall reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense or settlement of, any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty shall not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s willful misconduct or gross negligence. If, for any reason, the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law (but only to the extent that such harm was not caused by Dealer’s willful misconduct or gross negligence), to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. No Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty as a result of (x) any action by Dealer in reliance on clause (i) above or (y) any Immediate Change of Article IV Law, except, in each case, to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from Dealer’s gross negligence or willful misconduct. The provisions of this Section 9(s)(ix) and the provisos to Section 9(s)(ii) above will survive the completion of the

Transaction contemplated hereunder and any transfer or assignment of the Transaction or portion thereof hereunder. For the avoidance of doubt, any permitted transferee or assignee of rights and obligations hereunder with respect to Options hereunder shall have the benefit of this clause (ix) with respect to its own actions.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to [                                                            ].
Very truly yours,

[Dealer]

By:

Authorized Signatory
Name:
Accepted and confirmed
as of the Trade Date:

Kaiser Aluminum Corporation

By:

Authorized Signatory
Name:
[Signature Page to the Base Call Option Transaction]